UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

ARAMARK Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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THE FOLLOWING IS A SCRIPT UTILIZED BY THE CHAIRMAN AND CHIEF

EXECUTIVE OFFICER IN A VOICEMAIL TO THE PRESIDENT’S COUNCIL IN

CONNECTION WITH THE MERGER.

Hello, this is Joe Neubauer with an early message for the Presidents Council. I will be distributing this message shortly to the entire ELC … and we will make a public announcement at 8:30 this morning … but I wanted you to hear this from me first.

I am pleased to announce that our company has signed an agreement with the investment group consisting of Goldman Sachs, CCMP Capital Partners and J.P. Morgan, Warburg Pincus, Thomas Lee Partners, and myself, whereby we will acquire all of ARAMARK’s shares at a price of $33.80 per share in cash.

These are experienced investors, who have been involved in many successful efforts to take companies private over the years. I can tell you this: They understand our business and share our mindset. They will be good partners as we move forward together.

I’d like to particularly thank the Special Committee as well as our entire Board for their hard work, which made this agreement possible. I am gratified that the Special Committee voted unanimously to support this agreement.

Of course, this is a long process, and we still have a few more steps to go. We have to file and clear a proxy statement with the SEC… and complete other steps and satisfy other legal and regulatory conditions … before a final shareholder vote … so the process will take a while longer. Subject to completing these conditions, we hope to close the transaction in late 2006 or early 2007.

As you know, one of the key objectives of this transaction is to recognize and reward the efforts of our senior leadership team by creating one of the broadest and deepest groups of management owners in a privately-owned company. To that end, each of you in the Presidents Council will have the opportunity to invest and participate as we go forward.

I know that you and your teams have many questions. We will answer them as soon as we are able to.

Before I close, let me say this. Through the years, ARAMARK’s leaders have always been willing to take bold steps to keep our company moving forward. I know that all of us … the Presidents Council … the Executive Leadership Council… the Management Committee … the Board … and I are committed to doing the same today.

Our number one priority hasn’t changed … and it won’t. We must continue to deliver outstanding value for our clients and customers … so that we continue to drive profitable growth. I know I can count on you … as leaders … to make sure your teams keep their focus where it belongs … on our employees, clients and customers.

I look forward to seeing you at our Presidents Council meeting in Philadelphia … starting at 4 p.m. on August 16. Thank you, once again, for your commitment to our great company.

Important Additional Information Regarding the Merger will be filed with the SEC

In connection with the proposed merger, ARAMARK will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by ARAMARK at the SEC website at http:// www.sec.gov. The proxy statement and other documents also may be obtained for free from ARAMARK by directing such request to ARAMARK Corporation, Investor Relations Department, ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107, telephone (215)238-3708.

ARAMARK and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the merger. Information concerning the interests of ARAMARK’s participants in the solicitation, which may be different than those of ARAMARK stockholders generally, is set forth in ARAMARK’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.